Exhibit 21.1

Subsidiaries of Hancock Holding Company

Name	Jurisdiction
Whitney Bank	Mississippi
The Gulfport Building, Inc.	Mississippi
Harrison Finance Company	Mississippi
Harrison Loan Company	Mississippi
Town Properties, Inc.	Mississippi
Hancock Insurance Agency	Mississippi
Hancock Insurance Agency of Alabama	Alabama
Hancock Insurance Agency of Florida	Florida
Whitney Insurance Agency	Louisiana
Hancock Bank Securities Corporation II	Mississippi
Hancock Investment Services, Inc.	Mississippi
Hancock Investment Services of MS, Inc.	Mississippi
Hancock Investment Services of LA, Inc.	Louisiana
Hancock Investment Services of FL, Inc.	Florida
Hancock Investment Services of AL, Inc.	Alabama
Whitney Investment Services of Texas, Inc.	Texas
Whitney New Markets Fund, L.L.C.	Louisiana
Lighthouse Services Corporation	Mississippi
Invest-Sure Inc.	Florida
Community First Inc.	Florida
Peoples First Transportation, Inc.	Florida
Berwick LLC	Louisiana
Key Investment Securities, Inc.	Louisiana
Common Street Corp.	Louisiana